Exhibit 99.1
[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS BANK REPORTS FIRST QUARTER 2024 NET INCOME OF $8.6 MILLION
-- Continued solid loan and core deposit growth supports ongoing tangible book value expansion --
MADISON, Wis., April 25, 2024 (BUSINESS WIRE) -- First Business Financial Services, Inc. (the “Company”, the “Bank”, or “First Business Bank”) (Nasdaq:FBIZ) reported quarterly net income available to common shareholders of $8.6 million, or earnings per share of $1.04 on a diluted basis. This compares to net income available to common shareholders of $9.6 million, or $1.15 per share, in the fourth quarter of 2023 and $8.8 million, or $1.05 per share, in the first quarter of 2023.
“Solid first quarter performance is a testament to our team’s consistent execution in a persistently challenging interest rate environment,” said Corey Chambas, Chief Executive Officer. “Our operating model produced 13% tangible book value growth this quarter. We continued to deliver strong profitability and quality growth through the addition and retention of valuable client relationships — successes that are deeply rooted in our culture of excellence and consistency. The cornerstone of our new five-year plan is the confluence of the future of talent and technology. Executing on this will drive continued double-digit growth in loans, deposits, fee income, and top line revenue, which ultimately delivers double-digit annual tangible book value growth for our shareholders.”
“While deposit rates remain competitive, we continue to run a match-funded balance sheet that we believe is effective in delivering a stable net interest margin. With interest rates outside of our control, we focus on executing our long-held relationship-based approach to deposit generation, adding clients and balances for the long term.” Chambas added, “In addition, we continue to focus on growing our higher-yielding, niche commercial and industrial loan portfolio, which we expect will support a higher baseline net interest margin.”
Quarterly Highlights
•Solid Loan Growth. Loans increased $60.6 million, or 8.5% annualized, from the fourth quarter of 2023, and $371.5 million, or 14.6%, from the first quarter of 2023, reflecting ongoing expansion across the Company’s products and geographies.
•Core Deposit Growth Continues. Average core deposits grew to a record $2.346 billion, up $98.8 million, or 17.6% annualized, from the fourth quarter of 2023 and $345.9 million, or 17.3%, from the first quarter of 2023. The linked-quarter decline in period-end balances reflects the timing of a significant deposit inflow that typically recurs on at the end of the month but was delayed until April 1. New relationships also contributed to increased gross Treasury Management service charges, which grew 9.2% to $1.5 million, compared to $1.4 million in the first quarter of 2023.
•Stable Net Interest Income. Net interest income remained consistent with the linked quarter and grew 10.5% from the prior year quarter. The Company’s continued success in driving loan and deposit growth was partially offset by the ongoing impact of industry-wide net interest margin compression.
•Tangible Book Value Growth. The Company’s strong earnings generation and sound balance sheet management continued to grow tangible book value per share growth, producing a 12.9% annualized increase compared to the linked quarter and a 13.0% increase compared to the prior year quarter.

Exhibit 99.1
Quarterly Financial Results

(Unaudited)	As of and for the Three Months Ended
(Dollars in thousands, except per share amounts)	March 31, 2024	December 31, 2023	March 31, 2023
Net interest income	$29,511	$29,540	$26,705
Adjusted non-interest income (1)	6,765	7,094	8,410
Operating revenue (1)	36,276	36,634	35,115
Operating expense (1)	23,130	21,374	21,779
Pre-tax, pre-provision adjusted earnings (1)	13,146	15,260	13,336
Less:
Provision for credit losses	2,326	2,573	1,561
Net loss on repossessed assets	86	4	6
SBA recourse provision	126	210	(18)
Add:
Net loss on sale of securities	(8)	—	—
Income before income tax expense	10,600	12,473	11,787
Income tax expense	1,752	2,703	2,808
Net income	$8,848	$9,770	$8,979
Preferred stock dividends	219	219	219
Net income available to common shareholders	$8,629	$9,551	$8,760
Earnings per share, diluted	$1.04	$1.15	$1.05
Book value per share	$34.41	$33.39	$30.65
Tangible book value per share (1)	$32.97	$31.94	$29.19

Net interest margin (2)	3.58%	3.69%	3.86%
Adjusted net interest margin (1)(2)	3.43%	3.50%	3.74%
Fee income ratio (non-interest income / total revenue)	18.63%	19.36%	23.95%
Efficiency ratio (1)	63.76%	58.34%	62.02%
Return on average assets (2)	0.98%	1.11%	1.17%
Pre-tax, pre-provision adjusted return on average assets (1)(2)	1.49%	1.77%	1.79%
Return on average common equity (2)	12.24%	13.99%	13.96%

Period-end loans and leases receivable	$2,910,864	$2,850,261	$2,539,363
Average loans and leases receivable	$2,887,454	$2,810,793	$2,481,200
Period-end core deposits	$2,297,843	$2,339,071	$2,054,752
Average core deposits	$2,346,453	$2,247,639	$2,000,602
Allowance for credit losses, including unfunded commitment reserves	$34,629	$32,997	$27,550
Non-performing assets	$20,146	$20,844	$3,501
Allowance for credit losses as a percent of total gross loans and leases	1.19%	1.16%	1.08%
Non-performing assets as a percent of total assets	0.57%	0.59%	0.11%
(1)This is a non-GAAP financial measure. Management believes these measures are meaningful because they reflect adjustments commonly made by management, investors, regulators, and analysts to evaluate financial performance, provide greater understanding of ongoing operations, and enhance comparability of results with prior periods. See the section titled Non-GAAP Reconciliations at the end of this release for a reconciliation of GAAP financial measures to non-GAAP financial measures.
(2)Calculation is annualized.

Exhibit 99.1
First Quarter 2024 Compared to Fourth Quarter 2023
Net interest income decreased $29,000, or 0.1%, to $29.5 million.
•The decrease in net interest income was driven by a decrease in net interest margin and fees in lieu of interest, partially offset by an increase in average loans and leases receivable. Average loans and leases receivable increased $76.7 million, or 10.9% annualized, to $2.887 billion. Fees in lieu of interest, which vary from quarter to quarter based on client-driven activity, totaled $793,000, compared to $1.1 million in the prior quarter. Excluding fees in lieu of interest, net interest income increased $254,000, or 0.9%.
•The yield on average interest-earning assets decreased 8 basis points to 6.77% from 6.85%. Excluding fees in lieu of interest, the yield earned on average interest-earning assets decreased 3 basis points to 6.68% from 6.71%. The cumulative adjusted interest-earning asset beta2 since December 31, 2021 was 59.8%.
•The rate paid for average interest-bearing, core deposits increased 5 basis points to 4.04% from 3.99% due to ongoing competition for deposits. Conversely, the rate paid for average wholesale deposits decreased 12 basis points to 4.03% from 4.15%. The cumulative bank funding beta since December 31, 2021 was 56.8%. Total bank funding is defined as total deposits plus Federal Home Loan Bank (“FHLB”) advances.
•Net interest margin was 3.58%, down 11 basis points compared to 3.69% in the linked quarter. Adjusted net interest margin1 was 3.43%, down 7 basis points compared to 3.50% in the linked quarter. The decrease in adjusted net interest margin was driven by an increase in the rate paid on interest-bearing core deposits, partially offset by a decrease in rate paid on wholesale funding.
•Management believes net interest margin is nearing a floor. In the current interest rate environment, we expect net interest margin will approach our previous long-term target of 3.50%. Over time, we expect our net interest margin to increase towards our new long-term target range of 3.60% to 3.65%.
The Bank reported a provision expense of $2.3 million, compared to $2.6 million in the fourth quarter of 2023. Provision expense was lower due to an improved economic forecast and fewer new specific reserves in the Equipment Finance loan portfolio. The $2.3 million expense consists of a general reserve increase of $740,000 due to qualitative factor changes, net charge-offs of $694,000, $629,000 in additional specific reserves, and $354,000 due to loan growth, partially offset by a $199,000 reduction in general reserves due to an improved economic outlook in our model forecast compared to the prior period. The increase in qualitative factors was primarily driven by above target growth in several loan portfolios. Similar to the second half of 2023, the additional specific reserves and charge-offs were primarily related to defaults by transportation and logistics borrowers in our Equipment Finance loan portfolio, which management believes is consistent with the cyclical nature of this industry. Given current conditions in the industry, the Company expects continued stress within this group of borrowers in 2024.
Non-interest income decreased $337,000, or 4.8%, to $6.8 million.
•Private Wealth and Company Retirement Plan (“Private Wealth”) fee income increased $178,000, or 6.1% to $3.1 million. Private Wealth assets under management and administration measured a record $3.320 billion on March 31, 2024, up $198.7 million, or 25.5% annualized from the prior quarter.
•Service charges on deposits increased $92,000, or 10.8%, to $940,000, driven by new core deposit relationships.
•Gains on sale of SBA loans decreased $89,000, or 31.3%, to $195,000. Management expects the SBA loan sales pipeline to build throughout the year as production increases and previously closed commitments fully fund and become eligible for sale.
•Commercial loan swap fee income of $198,000 decreased by $240,000, or 54.8%. Swap fee income varies from period to period based on loan activity and the interest rate environment.
•Other fee income decreased $248,000 to $1.5 million, compared to $1.7 million in the prior quarter. The decrease was primarily due to lower returns on the Company’s investments in mezzanine funds in the first quarter. Income from mezzanine funds was $653,000 in the first quarter, compared to $860,000 in the linked quarter. Income from mezzanine funds varies from period to period based on changes in the realized and unrealized fair value of underlying investments.

1 Adjusted net interest margin is a non-GAAP measure representing net interest income excluding fees in lieu of interest and other recurring, but volatile, components of net interest margin divided by average interest-earning assets less other recurring, but volatile, components of average interest-earning assets.
2 The change in yield of the respective interest-earning asset or the rate paid on interest-bearing liability compared to the change in short-term market rates is commonly referred to as a beta.

Exhibit 99.1
Non-interest expense increased $1.8 million, or 8.1%, to $23.3 million, while operating expense increased $1.8 million, or 8.2%, to $23.1 million.
•Compensation expense was $16.2 million, reflecting an increase of $1.7 million, or 11.8%, from the linked quarter primarily due to higher seasonal payroll taxes, 401k match contributions paid in the quarter on the annual cash bonus payout, annual merit increases reflecting a competitive job market, and an expanded workforce. These increases were partially offset by a decrease in incentive compensation. Average full-time equivalents (“FTEs”) for the first quarter of 2024 were 346, up from 343 in the linked quarter. Management believes compensation expense will continue at this level in 2024 as opportunistic investment in talent will offset the reduction in payroll taxes throughout the year.
•Professional fees were $1.6 million, increasing $258,000, or 19.6%, from the linked quarter primarily due to an increase in recruiting expenses and legal fees related to the sale of state tax credits.
•Computer software expense increased $101,000, or 7.7%, from the linked quarter primarily due to continued investment in technology to support the Company’s growth initiatives.
•Marketing expense increased $94,000, or 13.0%, from the linked quarter primarily due to an increase in business development efforts and advertising projects commensurate with the Company’s growth initiatives.
•Other non-interest expense decreased $554,000, or 41.0%, to $798,000 from the linked quarter primarily due to decreases in liquidation expense, loan-related expenses, donations, travel expenses, and SBA recourse provision.
Income tax expense decreased $951,000, or 35.2%, to $1.8 million. The effective tax rate was 16.5% for the three months ended March 31, 2024, compared to 21.7% for the linked quarter. The decrease reflects the impact of lower state taxes due to legislative change, recognition of a valuation allowance on state deferred tax in the prior quarter, and new federal tax credit projects. Based on expected earnings, reduction in state tax, and future tax credit investments, the Company expects to report an effective tax rate between 17% and 19% for 2024.
Total period-end loans and leases receivable increased $60.6 million, or 8.5% annualized, to $2.911 billion. Management expects to manage loan growth towards our long-term target of 10%. The average rate earned on average loans and leases receivable was 7.14%, down 7 basis points from 7.21% in the prior quarter. Excluding fees in lieu of interest, the average rate earned on average loans and leases receivable was 7.03%, down 3 basis points from 7.06% in the prior quarter. Additionally, $197.2 million of new and renewed loans were originated in the quarter at a weighted average yield of 7.95%.
•Commercial Real Estate (“CRE”) loans increased by $39.9 million, or 9.4% annualized, to $1.740 billion. The increase was primarily due to an increase in non-owner occupied CRE and owner-occupied CRE, in the Wisconsin market.
•Commercial & Industrial (“C&I”) loans increased $14.9 million, or 5.6% annualized, to $1.121 billion. The increase was due to growth across all categories.
Total period-end core deposits decreased $41.2 million to $2.298 billion, compared to $2.339 billion. The average rate paid was 3.28%, up 8 basis points from 3.20% in the prior quarter.
•The decline in period-end balances is due to the delayed receipt of a significant core deposit which typically occurs near the end of the month. Including this recurring deposit inflow received by the Bank on April 1, period-end core deposits increased $24.2 million, or 4.1% annualized. New non-maturity deposit balances of $102.6 million were added at a weighted average rate of 4.31%. The increase in new accounts was partially offset by a $81.0 million reduction in existing accounts at a weighted average rate of 2.99%, compared to 2.86% in the linked quarter. Certificate of deposit maturities of $190.3 million at a weighted average rate of 4.38% were replaced by new and renewed certificates of deposit of $170.2 million at a weighted average rate of 4.38%.

Period-end wholesale funding, including FHLB advances, brokered deposits, and deposits gathered through internet deposit listing services, increased $50.6 million, or 27.2% annualized, to $789.8 million. The increase reflects the temporary funding need due to the delayed recurring core deposit inflow the Bank did not receive until April 1. To cover this timing difference, the Bank utilized short-term FHLB advances. Consistent with the Bank’s long-held philosophy to manage interest rate risk, management will continue to utilize the most efficient and cost-effective source of wholesale funds to match-fund fixed-rate loans as necessary.
•Wholesale deposits decreased $145,000 to $457.6 million, compared to $457.7 million. The average rate paid on wholesale deposits decreased 12 basis points to 4.03% and the weighted average original maturity was 4.4 years for both periods.
•FHLB advances increased $50.8 million to $332.3 million. The average rate paid on FHLB advances decreased 6 basis points to 2.39% and the weighted average original maturity decreased to 4.5 years from 5.2 years.

Exhibit 99.1
Non-performing assets decreased $698,000 to $20.1 million, or 0.57% of total assets, down from 0.59% in the prior quarter. While we continue to expect full repayment of the one asset-based lending (ABL) loan that defaulted during the second quarter of 2023, the liquidation process has transitioned into Chapter 7 bankruptcy, likely delaying final resolution until late 2024 or potentially 2025. Excluding this ABL loan, non-performing assets totaled $12.7 million, or 0.36% of total assets in the current quarter and $12.0 million, or 0.34% of total assets in the linked quarter.
The allowance for credit losses, including the unfunded credit commitments reserve, increased $1.6 million, or 4.9%, as increases in specific reserves, the general reserve from loan growth, and qualitative factors were partially offset by charge-offs and an improved economic outlook in our model forecast. The allowance for credit losses, including unfunded credit commitment reserves, as a percent of total gross loans and leases was 1.19% compared to 1.16% in the prior quarter.

First Quarter 2024 Compared to First Quarter 2023
Net interest income increased $2.8 million, or 10.5%, to $29.5 million.
•The increase in net interest income primarily reflects an increase in average gross loans and leases and an increase in fees in lieu of interest, partially offset by net interest margin compression. Fees in lieu of interest increased to $793,000 from $651,000. Excluding fees in lieu of interest, net interest income increased $2.7 million, or 10.2%.
•The yield on average interest-earning assets measured 6.77% compared to 6.09%. Excluding fees in lieu of interest, the yield on average interest-earning assets measured 6.68%, compared to 5.99%. This increase in yield was primarily due to the increase in short-term market rates and the reinvestment of cash flows from the securities and fixed-rate loan portfolios in a rising rate environment. The daily average effective federal funds rate increased 82 basis points compared to the prior year quarter, which equates to an average adjusted interest-earning asset beta of 83.6% for the three months ended March 31, 2024, compared to the prior year period.
•The rate paid for average interest-bearing core deposits increased 126 basis points to 4.04% from 2.78%. The rate paid for average total bank funding increased 101 basis points to 3.31% from 2.30%. The total bank funding beta was 122.0% for the three months ended March 31, 2024, compared to the prior year period.
•Net interest margin decreased 28 basis points to 3.58% from 3.86%. Adjusted net interest margin decreased 31 basis points to 3.43% from 3.74%.
The Company reported a credit loss provision expense of $2.3 million, compared an expense of $1.6 million in the first quarter of 2023. The increase compared to the prior year quarter is mainly due to an increase in specific reserves related to the Equipment Finance lending portfolio.
Non-interest income of $6.8 million decreased by $1.7 million, or 19.7%, from $8.4 million in the prior year period.
•Private Wealth fee income increased $457,000, or 17.2%, to $3.1 million. Private Wealth assets under management and administration measured $3.320 billion at March 31, 2024, up $516.1 million, or 18.4%.
•Commercial loan swap fee income decreased by $359,000, or 64.5%, to $198,000. Swap fee income varies from period to period based on loan activity and the interest rate environment.
•Gain on sale of SBA loans decreased $281,000, or 59.0%, to $195,000. Management expects the SBA loan sales pipeline to build throughout the year as production increases and previously closed commitments fully fund and become eligible for sale.
•Service charges on deposits increased $258,000, or 37.8%, to $940,000, driven by new core deposit relationships.
•Other fee income decreased $1.8 million, or 54.5%, to $1.5 million. The decrease was primarily due to lower returns on the Company’s investments in mezzanine funds in the first quarter. Income from mezzanine funds was $653,000 in the first quarter, compared to $2.4 million in the prior year quarter. Income from mezzanine funds varies from period to period based on changes in the realized and unrealized fair value of underlying investments.

Exhibit 99.1
Non-interest expense increased $1.6 million, or 7.2%, to $23.3 million. Operating expense increased $1.4 million, or 6.2%, to $23.1 million.
•Compensation expense increased $249,000, or 1.6%, to $16.2 million. The increase in compensation expense was primarily due to an increase in average FTEs and annual merit increases and promotions. These increases were partially offset by a decrease in incentive compensation due to slower production and a decrease in 401k expense. Average FTEs increased 2% to 346 in the first quarter of 2024, compared to 340 in the first quarter of 2023, as a result of expanded hiring efforts that have successfully driven growth while maintaining positive operating leverage on an annual basis.
•Computer software expense increased $235,000, or 19.9%, to $1.4 million, primarily due to continued investment in technology to support the Company’s growth initiatives.
•Professional fees expense increased $228,000, or 17.0%, to $1.6 million, primarily due to an increase in recruiting expense and a general increase in other professional consulting services for various projects.
•FDIC insurance increased $216,000, or 54.8%, to $610,000, primarily due to an increase in the assessable base.
•Marketing expense increased $190,000, or 30.3%, to $818,000, primarily due to an increase in business development efforts and advertising projects commensurate with the Company’s growth initiatives.
•Data processing expense increased $143,000, or 16.3%, to $1.0 million, primarily due to an increase in core processing costs commensurate with loan and deposit account growth, as well as various project implementations.
•Other expenses increased $288,000, or 56.5%, to $798,000, primarily due to increases in SBA recourse provision, travel expenses, and other loan-related costs, partially offset by a decrease in liquidation expense.
Total period-end loans and leases receivable increased $371.5 million, or 14.6%, to $2.911 billion.
•CRE loans increased $210.6 million, or 13.8%, to $1.740 billion, primarily due to increases in non-owner occupied CRE and owner occupied CRE loans in the Wisconsin market.
•C&I loans increased $157.5 million, or 16.3%, to $1.121 billion, due to growth across the majority of the Bank’s products and geographies.
Total period-end core deposits grew $243.1 million, or 11.8%, to $2.298 billion, and the average rate paid increased 119 basis points to 3.28%. The increase in average rate paid on core deposits was primarily due to a change in product mix. Total average core deposits grew $345.9 million, or 17.3%, to $2.346 billion.
Period-end wholesale funding increased $60.2 million to $789.8 million.
•Wholesale deposits increased $35.5 million to $457.6 million, as the Bank utilized more wholesale deposits in lieu of FHLB advances to build excess liquidity and to match-fund fixed rate assets. The average rate paid on wholesale deposits increased 18 basis points to 4.03% and the weighted average effective maturity increased to 4.4 years from 1.8 years. Consistent with our balance sheet strategy to use the most efficient and cost-effective source of wholesale funding, the Company has entered into several derivative contracts hedging a portion of the wholesale deposits to reduce the fixed rate funding costs.
•FHLB advances increased $24.8 million to $332.3 million. The average rate paid on FHLB advances increased 8 basis points to 2.39% and the weighted average original maturity decreased to 4.5 years from 4.7 years.
Non-performing assets increased to $20.1 million, or 0.57% of total assets, compared to $3.5 million, or 0.11% of total assets, driven by the ABL and Equipment Finance loan portfolios within the C&I portfolio. Excluding one ABL loan for which we expect full repayment, non-performing assets totaled $12.7 million, or 0.36% of total assets.
The allowance for credit losses, including unfunded commitment reserves, increased $7.1 million to $34.6 million, compared to $26.1 million primarily due to an increase in specific reserves and loan growth, partially offset by an improvement in economic forecast. The allowance for credit losses as a percent of total gross loans and leases was 1.19%, compared 1.08% in the prior year.

Investor Presentation
The Company has prepared investor presentation materials that management intends to use from time to time in discussions about the Company’s operations and performance. The presentation will be available for viewing in the Investor Relations section of the Company’s website at firstbusiness.bank and will also be furnished to the U.S. Securities and Exchange Commission on April 26, 2024.

Exhibit 99.1
About First Business Bank
First Business Bank® specializes in Business Banking, including Commercial Banking and Specialty Finance, Private Wealth, and Bank Consulting services, and through its refined focus delivers unmatched expertise, accessibility, and responsiveness. Specialty Finance solutions are delivered through First Business Bank’s wholly owned subsidiary First Business Specialty Finance, LLC®. First Business Bank is a wholly owned subsidiary of First Business Financial Services, Inc®. (Nasdaq: FBIZ). For additional information, visit firstbusiness.bank.

This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect First Business Bank’s current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results, or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties, and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. Such statements are subject to risks and uncertainties, including among other things:
•Adverse changes in the economy or business conditions, either nationally or in our markets including, without limitation, inflation, supply chain issues, economic downturn, labor shortages, wage pressures, and the adverse effects of public health events on the global, national, and local economy.
•Competitive pressures among depository and other financial institutions nationally and in the Company’s markets.
•Increases in defaults by borrowers and other delinquencies.
•Management’s ability to manage growth effectively, including the successful expansion of our client service, administrative infrastructure, and internal management systems.
•Fluctuations in interest rates and market prices.
•Changes in legislative or regulatory requirements applicable to the Company and its subsidiaries.
•Changes in tax requirements, including tax rate changes, new tax laws, and revised tax law interpretations.
•Fraud, including client and system failure or breaches of our network security, including the Company’s internet banking activities.
•Failure to comply with the applicable SBA regulations in order to maintain the eligibility of the guaranteed portion of SBA loans.
•Ongoing volatility in the banking sector may result in new legislation, regulations or policy changes that could subject the Company and the Bank to increased government regulation and supervision.
•The proportion of the Company’s deposit account balances that exceed FDIC insurance limits may expose the Bank to enhanced liquidity risk.
•The Company may be subject to increases in FDIC insurance assessments as a result of bank failures that occurred in 2023.

For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K for the year ended December 31, 2023 and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
Brian D. Spielmann
Chief Financial Officer
608-232-5977
bspielmann@firstbusiness.bank

Exhibit 99.1
SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Assets
Cash and cash equivalents	$72,040	$139,510	$132,915	$112,809	$185,973
Securities available-for-sale, at fair value	314,114	297,006	272,163	253,626	236,989
Securities held-to-maturity, at amortized cost	8,131	8,503	8,689	9,830	11,461
Loans held for sale	4,855	4,589	4,168	2,191	2,697
Loans and leases receivable	2,910,864	2,850,261	2,764,014	2,674,583	2,539,363
Allowance for credit losses	(32,799)	(31,275)	(29,331)	(28,115)	(26,140)
Loans and leases receivable, net	2,878,065	2,818,986	2,734,683	2,646,468	2,513,223
Premises and equipment, net	6,268	6,190	6,157	5,094	4,933
Repossessed assets	317	247	61	65	89
Right-of-use assets	6,297	6,559	6,800	7,049	7,355
Bank-owned life insurance	55,948	55,536	55,123	54,747	54,383
Federal Home Loan Bank stock, at cost	13,326	12,042	13,528	14,482	13,088
Goodwill and other intangible assets	11,950	12,023	12,110	12,073	12,160
Derivatives	69,703	55,597	93,702	70,440	54,612
Accrued interest receivable and other assets	90,344	91,058	78,751	76,864	67,448
Total assets	$3,531,358	$3,507,846	$3,418,850	$3,265,738	$3,164,411
Liabilities and Stockholders’ Equity
Core deposits	$2,297,843	$2,339,071	$2,189,264	$2,073,744	$2,054,752
Wholesale deposits	457,563	457,708	467,743	455,108	422,088
Total deposits	2,755,406	2,796,779	2,657,007	2,528,852	2,476,840
Federal Home Loan Bank advances and other borrowings	381,718	330,916	363,891	370,113	341,859
Lease liabilities	8,664	8,954	9,236	9,499	9,822
Derivatives	61,133	51,949	78,696	61,147	49,012
Accrued interest payable and other liabilities	26,649	29,660	29,262	23,495	20,297
Total liabilities	3,233,570	3,218,258	3,138,092	2,993,106	2,897,830
Total stockholders’ equity	297,788	289,588	280,758	272,632	266,581
Total liabilities and stockholders’ equity	$3,531,358	$3,507,846	$3,418,850	$3,265,738	$3,164,411

Exhibit 99.1
STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended
(Dollars in thousands, except per share amounts)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Total interest income	$55,783	$54,762	$50,941	$47,161	$42,064
Total interest expense	26,272	25,222	22,345	19,414	15,359
Net interest income	29,511	29,540	28,596	27,747	26,705
Provision for credit losses	2,326	2,573	1,817	2,231	1,561
Net interest income after provision for credit losses	27,185	26,967	26,779	25,516	25,144
Private wealth management service fees	3,111	2,933	2,945	2,893	2,654
Gain on sale of SBA loans	195	284	851	444	476
Service charges on deposits	940	848	835	766	682
Loan fees	847	869	786	905	803
Loss on sale of securities	(8)	—	—	(45)	—
Swap fees	198	438	992	977	557
Other non-interest income	1,474	1,722	2,021	1,434	3,238
Total non-interest income	6,757	7,094	8,430	7,374	8,410
Compensation	16,157	14,450	15,573	15,129	15,908
Occupancy	607	571	575	603	631
Professional fees	1,571	1,313	1,429	1,240	1,343
Data processing	1,018	936	953	1,061	875
Marketing	818	724	758	779	628
Equipment	345	340	349	355	295
Computer software	1,418	1,317	1,289	1,197	1,183
FDIC insurance	610	585	680	580	394
Other non-interest expense	798	1,352	1,583	1,087	510
Total non-interest expense	23,342	21,588	23,189	22,031	21,767
Income before income tax expense	10,600	12,473	12,020	10,859	11,787
Income tax expense	1,752	2,703	2,079	2,522	2,808
Net income	$8,848	$9,770	$9,941	$8,337	$8,979
Preferred stock dividends	219	219	218	219	219
Net income available to common shareholders	$8,629	$9,551	$9,723	$8,118	$8,760
Per common share:
Basic earnings	$1.04	$1.15	$1.17	$0.98	$1.05
Diluted earnings	1.04	1.15	1.17	0.98	1.05
Dividends declared	0.2500	0.2275	0.2275	0.2275	0.2275
Book value	34.41	33.39	32.32	31.34	30.65
Tangible book value	32.97	31.94	30.87	29.89	29.19
Weighted-average common shares outstanding(1)	8,125,319	8,110,462	8,107,641	8,061,841	8,148,525
Weighted-average diluted common shares outstanding(1)	8,125,319	8,110,462	8,107,641	8,061,841	8,148,525
(1)Excluding participating securities.

Exhibit 99.1
NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2024			December 31, 2023			March 31, 2023
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$1,721,186	$28,120	6.54%	$1,675,926	$27,359	6.53%	$1,518,053	$21,717	5.72%
Commercial and industrial loans(1)	1,115,724	22,724	8.15%	1,089,558	22,751	8.35%	916,457	17,557	7.66%
Consumer and other loans(1)	50,544	705	5.58%	45,309	577	5.09%	46,690	540	4.63%
Total loans and leases receivable(1)	2,887,454	51,549	7.14%	2,810,793	50,687	7.21%	2,481,200	39,814	6.42%
Mortgage-related securities(2)	241,940	2,276	3.76%	221,708	2,061	3.72%	182,494	1,270	2.78%
Other investment securities(3)	67,980	518	3.05%	67,444	541	3.21%	55,722	320	2.30%
FHLB stock	12,271	282	9.19%	12,960	279	8.61%	17,125	327	7.64%
Short-term investments	85,072	1,158	5.44%	86,580	1,193	5.51%	28,546	333	4.67%
Total interest-earning assets	3,294,717	55,783	6.77%	3,199,485	54,761	6.85%	2,765,087	42,064	6.09%
Non-interest-earning assets	233,224			255,167			219,513
Total assets	$3,527,941			$3,454,652			$2,984,600
Interest-bearing liabilities
Transaction accounts	$862,896	8,447	3.92%	$785,480	7,657	3.90%	$567,435	3,840	2.71%
Money market	761,893	7,565	3.97%	734,903	7,145	3.89%	699,314	4,497	2.57%
Certificates of deposit	278,248	3,210	4.61%	278,438	3,160	4.54%	236,083	2,117	3.59%
Wholesale deposits	457,536	4,615	4.03%	450,880	4,682	4.15%	187,784	1,976	4.21%
Total interest-bearing deposits	2,360,573	23,837	4.04%	2,249,701	22,644	4.03%	1,690,616	12,430	2.94%
FHLB advances	287,307	1,717	2.39%	301,773	1,851	2.45%	398,109	2,461	2.47%
Other borrowings	49,457	718	5.81%	49,394	727	5.89%	36,794	468	5.09%
Total interest-bearing liabilities	2,697,337	26,272	3.90%	2,600,868	25,222	3.88%	2,125,519	15,359	2.89%
Non-interest-bearing demand deposit accounts	443,416			448,818			497,770
Other non-interest-bearing liabilities	93,307			119,833			98,347
Total liabilities	3,234,060			3,169,519			2,721,636
Stockholders’ equity	293,881			285,133			262,964
Total liabilities and stockholders’ equity	$3,527,941			$3,454,652			$2,984,600
Net interest income		$29,511			$29,539			$26,705
Interest rate spread			2.88%			2.97%			3.19%
Net interest-earning assets	$597,380			$598,617			$639,568
Net interest margin			3.58%			3.69%			3.86%
(1)The average balances of loans and leases include non-accrual loans and leases and loans held for sale. Interest income related to non-accrual loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.
(2)Includes amortized cost basis of assets available for sale and held to maturity.
(3)Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.
(4)Represents annualized yields/rates.

Exhibit 99.1

ASSET AND LIABILITY BETA ANALYSIS

	For the Three Months Ended
(Unaudited)	March 31, 2024	December 31, 2023		March 31, 2023		December 31, 2021
	Average Yield/Rate (3)	Average Yield/Rate (3)	Increase (Decrease)	Average Yield/Rate (3)	Increase (Decrease)	Average Yield/Rate (3)	Increase (Decrease)
Total loans and leases receivable (a)	7.14%	7.21%	(0.07)%	6.42%	0.72%	4.13%	3.01%
Total interest-earning assets(b)	6.77%	6.85%	(0.08)%	6.09%	0.68%	3.81%	2.96%
Adjusted total loans and leases receivable (1)(c)	7.03%	7.06%	(0.03)%	6.31%	0.72%	3.82%	3.21%
Adjusted total interest-earning assets (1)(d)	6.68%	6.71%	(0.03)%	5.99%	0.69%	3.54%	3.14%
Total core deposits(e)	3.28%	3.20%	0.08%	2.09%	1.19%	0.13%	3.15%
Total bank funding(f)	3.31%	3.27%	0.04%	2.30%	1.01%	0.33%	2.98%
Net interest margin(g)	3.58%	3.69%	(0.11)%	3.86%	(0.28)%	3.39%	0.19%
Adjusted net interest margin(h)	3.43%	3.50%	(0.07)%	3.74%	(0.31)%	3.18%	0.25%

Effective fed funds rate (2)(i)	5.33%	5.33%	—%	4.51%	0.82%	0.08%	5.25%

Beta Calculations:
Total loans and leases receivable(a)/(i)					88.1%		57.3%
Total interest-earning assets(b)/(i)					83.8%		56.4%
Adjusted total loans and leases receivable (1)(c)/(i)					87.5%		61.1%
Adjusted total interest-earning assets (1)(d)/(i)					83.6%		59.8%
Total core deposits(e/i)					145.1%		60.0%
Total bank funding(f)/(i)					122.0%		56.8%
Net interest margin(g/i)					(34.1)%		3.6%
Adjusted net interest margin(h/i)					(37.8)%		4.8%
(1)Excluding fees in lieu of interest.
(2)Board of Governors of the Federal Reserve System (US), Effective Federal Funds Rate [DFF]. Retrieved from FRED, Federal Reserve Bank of St. Louis. Represents average daily rate.
(3)Represents annualized yields/rates.

PROVISION FOR CREDIT LOSS COMPOSITION

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Change due to qualitative factor changes	$740	$(432)	$506	$(50)	$9
Change due to quantitative factor changes	(199)	(260)	(1,372)	(295)	474
Charge-offs	921	724	562	329	166
Recoveries	(227)	(114)	(84)	(245)	(107)
Change in reserves on individually evaluated loans, net	629	2,008	1,265	1,093	(36)
Change due to loan growth, net	354	629	817	1,227	979
Change in unfunded commitment reserves	108	17	123	172	76
Total provision for credit losses	$2,326	$2,572	$1,817	$2,231	$1,561

Exhibit 99.1
PERFORMANCE RATIOS

	For the Three Months Ended
(Unaudited)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Return on average assets (annualized)	0.98%	1.11%	1.19%	1.04%	1.17%
Return on average common equity (annualized)	12.24%	13.99%	14.62%	12.58%	13.96%
Efficiency ratio	63.76%	58.34%	61.96%	61.68%	62.02%
Interest rate spread	2.88%	2.97%	3.07%	3.15%	3.19%
Net interest margin	3.58%	3.69%	3.76%	3.81%	3.86%
Average interest-earning assets to average interest-bearing liabilities	122.15%	123.02%	123.59%	124.82%	130.09%

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Non-accrual loans and leases	$19,829	$20,597	$17,628	$15,721	$3,412
Repossessed assets	317	247	61	65	89
Total non-performing assets	$20,146	$20,844	$17,689	$15,786	$3,501

Non-accrual loans and leases as a percent of total gross loans and leases	0.68%	0.72%	0.64%	0.59%	0.13%
Non-performing assets as a percent of total gross loans and leases plus repossessed assets	0.69%	0.73%	0.64%	0.59%	0.14%
Non-performing assets as a percent of total assets	0.57%	0.59%	0.52%	0.48%	0.11%
Allowance for credit losses as a percent of total gross loans and leases	1.19%	1.16%	1.12%	1.11%	1.08%
Allowance for credit losses as a percent of non-accrual loans and leases	174.64%	160.21%	176.06%	188.90%	807.44%

NET CHARGE-OFFS (RECOVERIES)

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Charge-offs	$921	$724	$562	$329	$166
Recoveries	(227)	(114)	(84)	(245)	(107)
Net charge-offs (recoveries)	$694	$610	$478	$84	$59
Net charge-offs (recoveries) as a percent of average gross loans and leases (annualized)	0.10%	0.09%	0.07%	0.01%	0.01%

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Total capital to risk-weighted assets	11.36%	11.19%	11.20%	10.70%	11.04%
Tier I capital to risk-weighted assets	8.86%	8.74%	8.74%	8.70%	9.01%
Common equity tier I capital to risk-weighted assets	8.51%	8.38%	8.37%	8.32%	8.61%
Tier I capital to adjusted assets	8.45%	8.43%	8.65%	8.80%	9.00%
Tangible common equity to tangible assets	7.78%	7.60%	7.53%	7.64%	7.69%

Exhibit 99.1
LOAN AND LEASE RECEIVABLE COMPOSITION

(Unaudited)	As of
(in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Commercial real estate:
Commercial real estate - owner occupied	$263,748	$256,479	$236,058	$244,039	$233,725
Commercial real estate - non-owner occupied	792,858	773,494	753,517	715,309	675,087
Construction	202,382	193,080	211,828	217,069	212,916
Multi-family	453,321	450,529	409,714	392,297	384,043
1-4 family	27,482	26,289	24,235	23,063	23,404
Total commercial real estate	1,739,791	1,699,871	1,635,352	1,591,777	1,529,175
Commercial and industrial	1,120,779	1,105,835	1,083,698	1,036,921	963,328
Consumer and other	50,020	44,312	44,808	45,743	46,773
Total gross loans and leases receivable	2,910,590	2,850,018	2,763,858	2,674,441	2,539,276
Less:
Allowance for credit losses	32,799	31,275	29,331	28,115	26,140
Deferred loan fees	(274)	(243)	(156)	(142)	(87)
Loans and leases receivable, net	$2,878,065	$2,818,986	$2,734,683	$2,646,468	$2,513,223

DEPOSIT COMPOSITION

(Unaudited)	As of
(in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Non-interest-bearing transaction accounts	$400,267	$445,376	$430,011	$419,294	$471,904
Interest-bearing transaction accounts	818,080	895,319	779,789	719,198	612,500
Money market accounts	813,467	711,245	694,199	641,969	662,157
Certificates of deposit	266,029	287,131	285,265	293,283	308,191
Wholesale deposits	457,563	457,708	467,743	455,108	422,088
Total deposits	$2,755,406	$2,796,779	$2,657,007	$2,528,852	$2,476,840

Uninsured deposits	$995,428	$994,687	$916,083	$867,397	$974,242
Less: uninsured deposits collateralized by pledged assets	16,622	17,051	28,873	37,670	32,468
Total uninsured, net of collateralized deposits	978,806	977,636	887,210	829,727	941,774
% of total deposits	35.5%	35.0%	33.4%	32.8%	38.0%

Exhibit 99.1
SOURCES OF LIQUIDITY

(Unaudited)	As of
(in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Short-term investments	$46,984	$107,162	$109,612	$80,510	$159,859
Collateral value of unencumbered pledged loans	340,639	367,471	315,067	265,884	296,393
Market value of unencumbered securities	288,965	259,791	236,618	217,074	200,332
Readily accessible liquidity	676,588	734,424	661,297	563,468	656,584

Fed fund lines	45,000	45,000	45,000	45,000	45,000
Excess brokered CD capacity(1)	1,166,661	1,231,791	1,090,864	1,017,590	1,027,869
Total liquidity	$1,888,249	$2,011,215	$1,797,161	$1,626,058	$1,729,453
Total uninsured, net of collateralized deposits	978,806	977,636	887,210	829,727	941,774
(1)Bank internal policy limits brokered CDs to 50% of total bank funding when combined with FHLB advances.

PRIVATE WEALTH OFF-BALANCE SHEET COMPOSITION

(Unaudited)	As of
(in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Trust assets under management	$3,080,951	$2,898,516	$2,715,801	$2,707,390	$2,615,670
Trust assets under administration	239,249	223,013	198,864	199,729	188,458
Total trust assets	$3,320,200	$3,121,529	$2,914,665	$2,907,119	$2,804,128

Exhibit 99.1
NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company’s management believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

TANGIBLE BOOK VALUE
“Tangible book value per share” is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible common equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Common stockholders’ equity	$285,796	$277,596	$268,766	$260,640	$254,589
Less: Goodwill and other intangible assets	(11,950)	(12,023)	(12,110)	(12,073)	(12,160)
Tangible common equity	$273,846	$265,573	$256,656	$248,567	$242,429
Common shares outstanding	8,306,573	8,314,778	8,315,186	8,315,465	8,306,270
Book value per share	$34.41	$33.39	$32.32	$31.34	$30.65
Tangible book value per share	32.97	31.94	30.87	29.89	29.19

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS
“Tangible common equity to tangible assets” (“TCE”) is defined as the ratio of common stockholders’ equity reduced by intangible assets, if any, divided by total assets reduced by intangible assets, if any. Adjusted TCE ratio is defined as TCE adjusted for net fair value adjustments of financial assets and liabilities. For more information on fair value adjustments please refer to Note 19 - Fair Value Disclosures in the annual report on Form 10-K for the year ended December 31, 2023. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. The information below reconciles tangible common equity and tangible assets to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Common stockholders’ equity	$285,796	$277,596	$268,766	$260,640	$254,589
Less: Goodwill and other intangible assets	(11,950)	(12,023)	(12,110)	(12,073)	(12,160)
Tangible common equity (a)	$273,846	$265,573	$256,656	$248,567	$242,429
Total assets	$3,531,358	$3,507,846	$3,418,850	$3,265,738	$3,164,411
Less: Goodwill and other intangible assets	(11,950)	(12,023)	(12,110)	(12,073)	(12,160)
Tangible assets (b)	$3,519,408	$3,495,823	$3,406,740	$3,253,665	$3,152,251
Tangible common equity to tangible assets	7.78%	7.60%	7.53%	7.64%	7.69%

Fair Value Adjustments:
Financial assets - MTM (c)	$(29,019)	$(29,136)	$(45,489)	$(43,403)	$(24,764)
Financial liabilities - MTM (d)	$12,560	$11,945	$23,436	$21,916	$17,334
Net MTM, after-tax e = (c-d)*(1-21%)	$(13,003)	$(13,581)	$(17,422)	$(16,975)	$(5,870)

Adjusted tangible equity f = (a-e)	$260,843	$251,992	$239,234	$231,592	$236,559
Adjusted tangible assets g = (b-c)	$3,490,389	$3,466,687	$3,361,251	$3,210,262	$3,127,487
Adjusted TCE ratio (f/g)	7.47%	7.27%	7.12%	7.21%	7.56%

Exhibit 99.1
EFFICIENCY RATIO & PRE-TAX, PRE-PROVISION ADJUSTED EARNINGS
“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of the SBA recourse provision, impairment of tax credit investments, losses or gains on repossessed assets, amortization of other intangible assets and other discrete items, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. “Pre-tax, pre-provision adjusted earnings” is defined as operating revenue less operating expense. In the judgment of the Company’s management, the adjustments made to non-interest expense and non-interest income allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items. The information provided below reconciles the efficiency ratio and pre-tax, pre-provision adjusted earnings to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Total non-interest expense	$23,342	$21,588	$23,189	$22,031	$21,767
Less:
Net loss (gain) on repossessed assets	86	4	4	(2)	6
SBA recourse provision (benefit)	126	210	242	341	(18)
Total operating expense (a)	$23,130	$21,374	$22,943	$21,692	$21,779
Net interest income	$29,511	$29,540	$28,596	$27,747	$26,705
Total non-interest income	6,757	7,094	8,430	7,374	8,410
Less:
Net loss on sale of securities	(8)	—	—	(45)	—
Adjusted non-interest income	6,765	7,094	8,430	7,419	8,410
Total operating revenue (b)	$36,276	$36,634	$37,026	$35,166	$35,115
Efficiency ratio	63.76%	58.34%	61.96%	61.68%	62.02%

Pre-tax, pre-provision adjusted earnings (b - a)	$13,146	$15,260	$14,083	$13,474	$13,336
Average total assets	$3,527,941	$3,454,652	$3,276,240	$3,127,234	$2,984,600
Pre-tax, pre-provision adjusted return on average assets	1.49%	1.77%	1.72%	1.72%	1.79%

Exhibit 99.1
ADJUSTED NET INTEREST MARGIN
“Adjusted Net Interest Margin” is a non-GAAP measure representing net interest income excluding the fees in lieu of interest and other recurring, but volatile, components of net interest margin divided by average interest-earning assets less other recurring, but volatile, components of average interest-earning assets. Fees in lieu of interest are defined as prepayment fees, asset-based loan fees, non-accrual interest, and loan fee amortization. In the judgment of the Company’s management, the adjustments made to net interest income allow investors and analysts to better assess the Company’s net interest income in relation to its core client-facing loan and deposit rate changes by removing the volatility that is associated with these recurring but volatile components. The information provided below reconciles the net interest margin to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Interest income	$55,783	$54,762	$50,941	$47,161	$42,064
Interest expense	26,272	25,222	22,345	19,414	15,359
Net interest income (a)	29,511	29,540	28,596	27,747	26,705
Less:
Fees in lieu of interest	793	1,075	582	936	651
FRB interest income and FHLB dividend income	1,436	1,466	870	1,064	656
Adjusted net interest income (b)	$27,282	$26,999	$27,144	$25,747	$25,398
Average interest-earning assets (c)	$3,294,717	$3,199,485	$3,038,776	$2,913,751	$2,765,087
Less:
Average FRB cash and FHLB stock	97,036	99,118	54,677	76,678	45,150
Average non-accrual loans and leases	20,540	18,602	15,775	3,781	3,536
Adjusted average interest-earning assets (d)	$3,177,141	$3,081,765	$2,968,324	$2,833,292	$2,716,401
Net interest margin (a / c)	3.58%	3.69%	3.76%	3.81%	3.86%
Adjusted net interest margin (b / d)	3.43%	3.50%	3.66%	3.63%	3.74%